EXHIBIT 11

                           THE NATIONAL REGISTRY INC.
                         CALCULATION OF LOSS PER SHARE
                  (In thousands except per share information)


                                      YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                         1994          1995(1)       1996
                                      ----------    ------------  ------------

PRIMARY LOSS PER SHARE:

    Weighted average shares
     outstanding of Common Stock        19,093        23,238        28,077
                                       =======       =======       =======

    Net loss                           (57,006)      (85,070)      $(7,340)
                                       =======       =======       =======

    Net loss per share                 $ (0.37)      $ (0.22)      $ (0.26)
                                       =======       =======       =======

(1) During the period indicated, the Company had 100,000 shares of preferred stock convertible into` 6,336,154 shares of common stock, 4,876,000 options and 75,200 warrants outstanding to purchase common stock of the Company. Preferred stock, stock options and warrants are not considered in the compensation because they are anti-dilutive in the aggregate.